EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

BK Technologies Corporation

West Melbourne, Florida

We hereby consent to the incorporation by reference in this Registration Statements on Form S-8 pertaining to BK Technologies Corporation (the “Company”) 2017 Incentive Compensation Plan of our report dated March 16, 2023, relating to the financial statements of the Company as of December 31, 2022 and 2021 and for the years then ended, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

  /s/ MSL, P.A.

Orlando, Florida

September 29, 2023